As filed with the Securities and Exchange Commission on May 24, 2000
                                                      Registration No. 333-94199
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ____________________

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                              CLARUS CORPORATION
            (Exact name of registrant as specified in its charter)

          Delaware                           7372                      58-1972600
(State or other jurisdiction       (Primary Standard Industrial     (I.R.S. Employer
of Incorporation or organization)      Classification Code No.)    Identification No.)

                       3970 Johns Creek Court, Suite 100
                            Suwanee, Georgia 30024
                                (770) 291-3900
  (Address and telephone number of Registrant's principal executive offices)


                            Mr. Stephen P. Jeffery
                            Chairman, President and
                            Chief Executive Officer
                              Clarus Corporation
                       3970 Johns Creek Court, Suite 100
                            Suwanee, Georgia 30024
                                (770) 291-3900
           (Name, address and telephone number of agent for service)

                             ____________________

                                  Copies To:

                          Elizabeth O. Derrick, Esq.
                     Womble Carlyle Sandridge & Rice, PLLC
                 1201 West Peachtree Street, N.E., Suite 3500
                            Atlanta, Georgia 30309
                                (404) 872-7000
                             ____________________

     Approximate date of commencement of proposed sale to the public: Not Applicable.

     If the only securities being registered on this form are being offered pursuant to dividend or investment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the box and list the Securities Act registration statement number for the same offering. [_] __________________

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

RESALE
PROSPECTUS




                              CLARUS CORPORATION

                         29,999 SHARES OF COMMON STOCK

Clarus Corporation            We develop, market and support business-to-
3970 Johns Creek Court        business ("B2B") electronic commerce applications.
Suite 100
Suwanee, Georgia 30024
(770) 291-3900                This is a resale prospectus. The 29,999 shares of
                              our common stock offered by this prospectus are being sold by three of our warrantholders. We will not receive any proceeds from the sale of these shares.



                                 The Offering

Our common stock may be sold by the selling stockholders, from time to time while the Registration Statement to which this prospectus relates is effective on the Nasdaq National Market or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices.

There are no underwriters involved in this offering.

                                Trading Symbol:

                          NASDAQ National Market-CLRS
                              ____________________



See "Risk Factors" commencing on page 5 for a discussion of certain factors that you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                 June  __, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Where You Can Find Additional Information.................................  1
Incorporation by Reference................................................  1
Prospectus Summary........................................................  2
Risk Factors..............................................................  5
Use of Proceeds........................................................... 14
Dividend Policy........................................................... 14
Selling Stockholders...................................................... 15
Plan of Distribution...................................................... 15
Experts................................................................... 16
Legal Matters............................................................. 16
Indemnification........................................................... 17

  Clarus/TM/, SupplierUniverse/TM/ and SupplierUniverse.com/TM/ are our trademarks. All other trademarks and registered trademarks used in this prospectus are the property of their respective owners.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Our fiscal year ends on December 31. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from http://www.sec.gov.
                                  ------------------

                          INCORPORATION BY REFERENCE

     The documents listed below are incorporated by reference into this prospectus and all documents that we file as required by Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of the following documents:

          .    Our Annual Report of Form 10-K for the year ended December 31,
               1999;
          .    Our Annual Report on Form 10-K/A for the year ended December 31,
               1999;
          . Our Current Report on Form 8-K dated January 6, 2000 and filed on January 6, 2000;
          . Our Current Report on Form 8-K dated March 30, 2000 and filed on March 20, 2000; and
          . The description of our common stock, par value $.0001 per share, contained in our Registration Statement on Form 8-A (Registration No. 000-29277), filed with the SEC on May 18, 1998.

We will provide you, without charge, with a copy of any and all of the information (including exhibits) this prospectus incorporates by reference. Please direct all requests for this information, as well as any requests for additional information about us, to:

                                 Mark D. Gagne
                          Chief Operating Officer and
                            Chief Financial Officer
                              Clarus Corporation
                            3970 Johns Creek Court
                            Suwanee, Georgia 30024
                           Telephone: (770) 291-3905
                              Fax: (770) 291-3904

                              PROSPECTUS SUMMARY

     This summary highlights only selected information and may not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

                              Clarus Corporation

     We develop, market and support an Internet-based business-to-business electronic commerce solution that automates the procurement and management of operating resources. Operating resources are the goods and services required to operate a company such as information technology, telecommunications and office equipment, professional services, maintenance, repair and operating supplies and travel and entertainment expenses. Our solution enables buyers to improve profitability by reducing processing costs associated with purchasing operating resources and by maximizing procurement economies of scale. Additionally, our solution benefits suppliers by reducing sales costs and providing the opportunity to increase revenues. Our solution also provides a framework to enable Internet-based digital marketplaces, allowing companies to create trading communities and additional revenue opportunities. Our flagship product, Clarus eProcurement, has been licensed by customers such as Comcast Corporation, First Data Corporation, Gjensidige NOR, MasterCard International, MetLife, Parsons Brinckerhoff, Perot Systems, The Container Store and Wachovia Operational Services Corporation.

     Our solution, based on a free trade model, provides a direct Internet-based connection between buyer and supplier without requiring transactions to be executed through a centralized trading portal. Our solution performs the value-added trading services delivered by centralized trading portals, while eliminating the transaction fees and scalability limitations of those portals. It is designed to integrate with third party enterprise resource planning solutions such as those provided by J.D. Edwards, Oracle, PeopleSoft and SAP. By providing real-time purchasing data analysis, our solution also facilitates proactive management and control of operating resources. Our solution is based on a flexible, open architecture and leverages leading electronic commerce technologies and industry standards such as Microsoft's e-commerce platform and extensible markup language, or XML. We also provide implementation and ongoing customer support services as an integral part of our complete procurement solution.

The Market Opportunity

     According to Killen & Associates, a leading Internet market research firm, operating resource expenditures are often the largest segment of corporate expenditures, representing approximately 33% of an average company's total revenues. Most organizations buy operating resources through costly, time consuming and complex paper-based or semi-automated processes. This often results in fulfillment delays to end-users and reduced productivity. Many organizations lack the systems that enable them to monitor purchases and compile data necessary to negotiate volume discounts with preferred suppliers. In addition, many organizations do not capture potential purchasing discounts due to a problem known as "maverick buying," which occurs when personnel do not follow internal purchasing guidelines.

     By automating the operating resource procurement process, buyers can significantly reduce processing costs and enhance overall productivity. Automating the procurement process also lowers the overall costs of operating resources by enabling buyers to efficiently aggregate end-user purchases to maximize economies of scale. With the adoption of the Internet as a business communication platform, organizations have begun to automate enterprise-wide and inter-organizational procurement activities. International Data Corporation projects that the worldwide market for Internet-based electronic procurement applications will increase substantially from approximately $147 million in 1998 to approximately $5.3 billion in 2003.

     In addition to the growth in the electronic procurement market, the rapid formation of digital marketplaces is another important e-commerce trend. Enablers of digital marketplaces, or Internet market makers, provide a common trading hub that is specifically designed to enable multi-buyer/multi-seller interaction and collaboration. Digital marketplaces enable new methods of commerce such as online sourcing, dynamic pricing and negotiations.

     Most Internet-based procurement systems effect transactions through a centralized trading portal, charging transaction fees to either the buyer, the supplier or both. In addition to transaction fees, other potential disadvantages of a centralized portal include decreased performance and reliability during times of heavy volume, disclosure of confidential trading data and vendor-controlled trade. Additionally, the rapid proliferation of online digital marketplaces has created a significant need for an enabling software solution. As a result, we believe that there is a significant market opportunity for a comprehensive solution that optimizes electronic procurement and the development of digital marketplaces.

Our Solution

     Key elements of our solution include the following:

          . Leveraged Network Model. Our solution, based on a free trade model, provides a direct Internet-based connection between buyer and supplier without requiring transactions to be executed through a centralized trading portal. Our trading network, SupplierUniverse, performs the value-added trading services delivered by centralized trading portals, including content management and auction capabilities, while eliminating the transaction fees and scalability limitations of those portals. In addition, because procurement activity is not funneled through a single site, confidentiality and performance concerns are mitigated. We believe that the benefits of our leveraged network model will become increasingly compelling to customers seeking to reduce costs, improve operational efficiencies and develop new revenue opportunities.

          . Integration with Existing Software. To solve one of the most difficult problems customers face in automating the procurement of operating resources, Clarus Fusion provides a packaged integration solution that quickly and easily integrates our electronic procurement application with major enterprise resource planning systems, including those provided by J.D. Edwards, Oracle, PeopleSoft and SAP.

          . Zero Capital and Hosted Application Alternatives. We have recently introduced a subscription-based zero capital model that will enable our customers to pay a monthly subscription fee for our software. We believe that our zero capital model will allow companies to realize a more rapid return on their investment by decreasing their up-front software expenditures and eliminate the challenges associated with capital budgeting. In addition, we have developed partnerships with application service providers who host our software. By leveraging these partnerships, customers can deploy our solution more rapidly and cost effectively and outsource the ongoing management and operation of our software.

          . Open Architecture. Our solution is based on an open architecture and leverages leading electronic commerce technologies and industry standards such as Microsoft's e-commerce platform and XML. Our open architecture provides flexibility, scalability, ease of administration, reduced costs and rapid deployment.

Our Strategy

     The key elements of our strategy are as follows:

          . Achieve Broad Market Penetration. We have developed a multi-channel distribution strategy to encourage and support our strategy of achieving widespread market penetration of our products. Our direct sales force targets large businesses. In addition, we market our solution to mid-sized businesses through a growing number of indirect channels, including application service providers, systems integrators and resellers. We also intend to achieve widespread acceptance of our procurement solution through our zero capital model.

          . Leverage Solution into Digital Marketplaces. We intend to continue to leverage our procurement technology into the rapidly emerging market for value added trading communities. Our approach is to provide the software that enables market makers to create their own digital marketplaces, not to actively own and operate the marketplaces. We have dedicated significant resources to the continued development and delivery of our digital marketplace solution, and we intend to develop partnerships to increase the functionality of the solution.

          . Increase International Market Presence. We believe that there is a significant opportunity to establish Clarus as the leading provider of Internet-based procurement solutions in international markets. To capitalize on this opportunity, we are continuing to globalize our Clarus Commerce product suite and form strategic alliances with international partners to provide global distribution channels.

          . Build Brand Awareness Through Strategic Alliances. To build awareness of the Clarus brand, we are aggressively developing relationships with technology market leaders such as Cisco Systems, Compaq, MasterCard, Microsoft and Perot Systems.

     We are located at 3970 Johns Creek Court, Suite 100, Suwanee, Georgia 30024, our telephone number is (770) 291-3900 and our web site address is www.claruscorp.com. We were incorporated in Delaware in 1991. Information contained on our web site does not constitute part of this prospectus, and you should rely only on information contained in this prospectus in deciding whether to invest in our common stock.

                                 The Offering

Common stock offered by selling stockholders.... 29,999 shares.

Use of proceeds................................. We will not receive any proceeds from this offering.

Nasdaq National Market symbol................... CLRS.

                          Forward-Looking Statements

     This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe" and "expect" and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements.

     These and other statements, which are not historical facts, are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the risks and uncertainties described in "Risk Factors" (page 5).

                                 RISK FACTORS

     You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business and could result in a complete loss of your investment.

                         Risks Related to Our Business

We have only recently focused on the business-to-business e-commerce market and may not effectively implement our business strategy.

     Our future performance will depend in part on successfully developing, introducing and gaining market acceptance of our Clarus Commerce suite of products, which is designed to automate the procurement and management of operating resources. On October 18, 1999, we sold substantially all of the assets of our financial and human resources software business to Geac Computer Systems, Inc. and Geac Canada Limited. Our financial and human resources software business had historically been our primary business. We began marketing our Clarus eProcurement solution in the second quarter of 1998. If we do not successfully implement our business-to-business e-commerce growth strategy, our business will suffer materially and adversely.

Our solution may not achieve significant market acceptance without a critical mass of large buying organizations and their suppliers.

     Unless a critical mass of large buying organizations and their suppliers join our SupplierUniverse network, our solutions may not achieve widespread market acceptance, and our business would be seriously harmed. The implementation of our Clarus Commerce suite of products by large buying organizations can be complex, time consuming and expensive. In many cases, these organizations must change established business practices and conduct business in new ways. Our ability to attract additional customers for our Clarus Commerce suite of products will depend on using our existing customers as referenceable accounts. As of March 31, 2000, only 40 customers had licensed our Clarus eProcurement solution, and only eight customers were buying operating resources through our Clarus eProcurement solution from a limited number of online suppliers. As a result, our operating resource solutions may not achieve significant market acceptance.

     If a sufficient and increasing number of suppliers fail to join our SupplierUniverse network, our network will be less attractive to buyers and other suppliers. To provide buyers on our SupplierUniverse network an organized means of accessing operating resources, we rely on suppliers to maintain web-based catalogs, indexing services and other content aggregation tools. Our inability to access and index these catalogs and services would result in our customers having fewer products and services available to them through our solution, which would adversely affect the perceived usefulness of our SupplierUniverse network.

If our zero capital subscription-based model is unsuccessful, the market may adopt our products at a slower rate than anticipated, and our business may suffer materially.

     We expect to achieve widespread adoption of our Internet-based procurement solution by offering a zero capital subscription-based payment method to our customers. This model is unproven and represents a significant departure from the fee-based software licensing strategies that we and our competitors have traditionally employed. If we do not successfully develop and support our zero capital subscription-based model, the market may adopt our products at a slower rate than anticipated, and our business may suffer materially. As of March 31, 2000, we have no zero capital subscribers.

We may not generate the substantial additional revenues necessary to become profitable and anticipate that we will continue to incur losses.

     We have incurred significant net losses in each year since our formation, primarily related to our former enterprise resource planning business. In addition, we have incurred losses related to the development of our electronic procurement business. We expect that we will continue to incur losses.

As we expand our international sales and marketing activities, our business will be more susceptible to numerous risks associated with international operations.

     To be successful, we believe we must expand our international operations and hire additional international personnel. As a result, we expect to commit significant resources to expand our international sales and marketing activities. If successful, we will be subject to a number of risks associated with international business activities. These risks generally include:

     .    currency exchange rate fluctuations;

     .    seasonal fluctuations in purchasing patterns;

     .    unexpected changes in regulatory requirements;

     .    tariffs, export controls and other trade barriers;

     . longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     .    difficulties in managing and staffing international operations;

     . potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     .    the burdens of complying with a wide variety of foreign laws; and

     .    political instability.

     We have limited experience in marketing, selling and supporting our products and services in foreign countries. We do not have experience developing foreign language versions of our products.

     We intend to expand the geographic scope of our customer base and operations. We opened our first international sales office in the United Kingdom during the quarter ended March 31, 2000. We currently have three international customers.

Significant fluctuations in our quarterly and annual operating results may adversely affect the market price of our common stock.

     We believe that our quarterly and annual operating results are likely to fluctuate significantly in the future, and our results of operations may fall below the expectations of securities analysts and investors. If this occurs or if market analysts perceive that it will occur, our market value could decrease substantially. Because the percentage of our revenues represented by maintenance services is smaller than that of many software companies with a longer history of operations, we do not have a significant recurring revenue stream that could lessen the effect of quarterly fluctuations in operating results. Our expense levels are based in part on our expectations of future orders and sales. Many factors may cause significant fluctuations in our quarterly and annual operating results, including:

     .    changes in the demand for our products;

     .    the timing, composition and size of orders from our customers;

     .    customer spending patterns and budgetary resources;

     .    our success in generating new customers;

     .    the timing of introductions of or enhancements to our products;

     .    changes in our pricing policies or those of our competitors;

     . our ability to anticipate and adapt effectively to developing markets and rapidly changing technologies;

     . our ability to attract, retain and motivate qualified personnel, particularly within our sales and marketing and research and development organizations;

     . the publication of opinions or reports about us, our products, our competitors or their products;

     .    unforeseen events affecting business-to-business e-commerce;

     .    changes in general economic conditions;

     . actions taken by our competitors, including new product introductions and enhancements;

     . our ability to scale our network and operations to support large numbers of customers, suppliers and transactions;

     . our success in maintaining and enhancing existing relationships and developing new relationships with strategic partners, including application service providers, systems integrators, resellers, value-added trading communities and other partners; and

     .    our ability to control costs.

Competition from other electronic procurement providers may reduce demand for our products and cause us to reduce the price of our products.

     The market for Internet-based procurement applications, and e-commerce technology generally, is rapidly evolving and intensely competitive. We may not compete effectively in our markets. Competitive pressure may result in our reducing the price of our products, which would negatively affect our revenues and operating margins. If we are unable to compete effectively in our markets, our business, results of operations and financial condition would be materially and adversely affected.

     In targeting the e-commerce market, we must compete with electronic procurement providers such as Ariba and Commerce One. We also anticipate competition from some of the large enterprise resource planning software vendors, such as Oracle and SAP, which have announced business-to-business electronic procurement solutions. A number of companies, including International Business Machines, have stated an interest in electronic procurement. In addition, we believe we will experience increased competition from travel and expense software companies, such as Concur and Extensity. These companies have significantly greater financial, technical and marketing resources and brand recognition than we have.

     In addition, some of our competitors have well-established relationships with our potential customers and have extensive knowledge of our industry. Others have established or may establish cooperative relationships among themselves or with third parties to increase the appeal of their products. We also expect that competition will increase as a result of industry consolidation. For these reasons, and given the relatively low barriers to entry and relatively high availability of capital in today's markets, new competitors will likely emerge in our markets and may rapidly acquire significant market share.

Market adoption of our solution will be impeded if we do not continue to establish and maintain strategic relationships.

     Our success depends in part on the ability of our strategic partners to expand market adoption of our solution. If we are unable to maintain our existing strategic partnerships or enter into new partnerships, we may need to devote substantially more resources to direct sales of our products and services. We would also lose anticipated customer introductions and co-marketing benefits.

     We rely, and expect to rely increasingly, on a number of third party application service providers to host our solutions. If we are unable to establish and maintain effective, long-term relationships with our application service providers, or if these providers do not meet our customers' needs or expectations, our business would be seriously harmed. In addition, we lose a significant amount of control over our solution when we engage application service providers, and we cannot adequately control the level and quality of their service. By relying on third party application service providers, we are wholly reliant on their information technology infrastructure, including the maintenance of their computers and communication equipment. An unexpected natural disaster or failure or disruption of an application service provider's infrastructure would have a material adverse effect on our business.

     If the demand for our solution continues to increase, we will need to develop relationships with additional third-party application service providers to provide these services. Our competitors have or may develop relationships with these third parties and, as a result, these third parties may be more likely to recommend competitors' products and services rather than ours.

     Many of our strategic partners have multiple strategic relationships, and they may not regard us as important to their businesses. In addition, our strategic partners may terminate their relationships with us, pursue other partnerships or relationships or attempt to develop or acquire products or services that compete with our solution. Further, our existing strategic relationships may interfere with our ability to enter into other desirable strategic relationships. A significant number of our new Clarus eProcurement sales have occurred through referrals from Microsoft, but Microsoft is not obligated to refer any potential customers to us, and it may enter into strategic relationships with other providers of electronic procurement applications.

We expect to depend on our Clarus eProcurement product for substantially all of our revenues for the foreseeable future.

     We anticipate that revenues from our Clarus eProcurement product and related services will continue to represent substantially all of our revenues for the foreseeable future. As a result, a decline in the price of, profitability of or demand for our Clarus eProcurement product would seriously harm our business.

Clarus eProcurement may perform inadequately in a high volume environment.

     Any failure by our principal product, Clarus eProcurement, to perform adequately in a high volume environment could materially and adversely affect the market for Clarus eProcurement and our business, results of operations and financial condition. Clarus eProcurement was designed for use in environments that include numerous users, large amounts of catalog and other data and potentially high peak transaction volumes. Clarus eProcurement and the third party software and hardware on which it depends may not operate as designed when deployed in these environments.

Defects in our products could delay market adoption of our solution or cause us to commit significant resources to remedial efforts.

     We could lose revenues as a result of software errors or other product defects. As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. Despite our testing of our software products and their use by current customers, errors may appear in new applications after commercial shipping begins. If we discover errors, we may not be able to correct them. Errors and failures in our products could result in the loss of customers and market share or delay in market adoption of our applications, and alleviating these errors and failures could require us to expend significant capital and other resources. The consequences of these errors and failures could materially and adversely affect our business, results of operations and financial condition. Because we do not maintain product liability insurance, a product liability claim could materially and adversely affect our business, results of operations and financial condition. Provisions in our license agreements may not effectively protect us from product liability claims.

Any acquisitions that we attempt or make could prove difficult to integrate or require a substantial commitment of management time and other resources.

     As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that may complement or expand our business. If we identify an appropriate acquisition opportunity, we may not be able to negotiate the terms of that acquisition successfully, finance it, or integrate it into our existing business and operations. We have completed only one acquisition to date. We may not be able to select, manage or absorb any future acquisitions successfully, particularly acquisitions of large companies. Further, the negotiation of potential acquisitions, as well as the integration of an acquired business, would divert management time and other resources. We may use a substantial portion of our available cash, including proceeds of this offering, to make an acquisition. On the other hand, if we make acquisitions through an exchange of our securities, our stockholders could suffer dilution. In addition, any particular acquisition, even if successfully completed, may not ultimately benefit our business.

An increase in the length of our sales cycle may contribute to fluctuations in our operating results.

     As our products and competing products become increasingly sophisticated and complex, the length of our sales cycle is likely to increase. The loss or delay of orders due to increased sales and evaluation cycles could materially and adversely affect our business, results of operations and financial condition and, in particular, could contribute to significant fluctuations in our quarterly operating results. A customer's decision to license and implement our solution may present significant enterprise-wide implications for the customer and involve a substantial commitment of its management and resources. The period of time between initial customer contact and the purchase commitment typically ranges from four to nine months for our applications. Our sales cycle could extend beyond current levels as a result of lengthy evaluation and approval processes that typically accompany major initiatives or capital expenditures or other delays over which we have little or no control.

Our success depends on the continued use of Microsoft technologies or other technologies that operate with our products.

     Our products operate with, or are based on, Microsoft's proprietary products. If businesses do not continue to adopt these technologies as anticipated, or if they adopt alternative technologies that we do not support, we may incur significant costs in redesigning our products or lose market share. Our customers may be unable to use our products if they experience significant problems with Microsoft technologies that are not corrected.

The failure to maintain, support or update software licensed from third parties could materially and adversely affect our products' performance or cause product shipment delays.

     We have entered into license agreements with third-party licensors for products that enhance our products, are used as tools with our products, are licensed as products complementary to ours or are integrated with our products. If these licenses terminate or if any of these licensors fail to adequately maintain, support or update their products, we could be required to delay the shipment of our products until we could identify and license software offered by alternative sources. Product shipment delays could materially and adversely affect our business, operating results and financial condition, and replacement licenses could prove costly. We may be unable to obtain additional product licenses on commercially reasonable terms. Additionally, our inability to maintain compatibility with new technologies could impact our customers' use of our products.

If we are unable to manage our internal resources, we may incur increased administrative costs and be unable to capitalize on revenue opportunities.

     The growth of our e-commerce business, coupled with the rapid evolution of our market and the sale of our financial and human resources business and products to Geac, has strained, and may continue to strain, our administrative, operational and financial resources and internal systems, procedures and controls. Our inability to manage our internal resources effectively could increase administrative costs and distract management. If our management is distracted, we may not be able to capitalize on opportunities to increase revenues.

Our success depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel.

     Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel. In particular, there is a shortage of, and significant competition for, research and development and sales personnel. Even if we are able to attract qualified personnel, new hires frequently require extensive training before they achieve desired levels of productivity. If we are unable to hire or fail to retain competent personnel, our business, results of operations and financial condition could be materially and adversely affected. We do not maintain life insurance policies on any of our employees.

Illegal use of our proprietary technology could result in substantial litigation costs and divert management resources.

     Our success will depend significantly on internally developed proprietary intellectual property and intellectual property licensed from others. We rely on a combination of copyright, trademark and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect our proprietary rights in our products. We have no patents or patent applications pending, and existing trade secret and copyright laws provide only limited protection of our proprietary rights. We have applied for registration of our trademarks. We enter into license agreements with our customers that give the customer the non-exclusive right to use the object code version of our products. These license agreements prohibit the customer from disclosing object code to third parties or reverse-engineering our products and disclosing our confidential information. Despite our efforts to protect our products' proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Third parties may also independently develop products similar to ours.

     Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition.

Claims against us regarding our proprietary technology could require us to pay licensing or royalty fees or to modify or discontinue our products.

     Any claim that our products infringe on the intellectual property rights of others could materially and adversely affect our business, results of operations and financial condition. Because knowledge of a third party's patent rights is not required for a determination of patent infringement and because the United States Patent and Trademark Office is issuing new patents on an ongoing basis, infringement claims against us are a continuing risk. Infringement claims against us could cause product release delays, require us to redesign our products or require us to enter into royalty or license agreements. These agreements may be unavailable on acceptable terms. Litigation, regardless of the outcome, could result in substantial cost, divert management attention and delay or reduce customer purchases. Claims of infringement are becoming increasingly common as the software industry matures and as courts apply expanded legal protections to software products. Third parties may assert infringement claims against us regarding our proprietary technology and intellectual property licensed from others. Generally, third-party software licensors indemnify us from claims of infringement. However, licensors may be unable to indemnify us fully for such claims, if at all.

     If a court determines that one of our products violates a third party's patent or other intellectual property rights, there is a material risk that the revenue from the sale of the infringing product will be significantly reduced or eliminated, as we may have to:

     .    pay licensing fees or royalties to continue selling the product;

     . incur substantial expense to modify the product so that the third party's patent or other intellectual property rights no longer apply to the product; or

     .    stop selling the product.

     In addition, if a court finds that one of our products infringes a third party's patent or other intellectual property rights, then we may be liable to that third party for actual damages and attorneys' fees. If a court finds that we willfully infringed on a third party's patent, the third party may be able to recover treble damages, plus attorneys' fees and costs.

A compromise of the encryption technology employed in Clarus eProcurement could reduce customer and market confidence in our products or result in claims against us.

     A significant barrier to Internet-based commerce is the secure exchange of valued and confidential information over public networks. Any compromise of our security technology could result in reduced customer and market confidence in our products and in customer or third party claims against us. This could materially and adversely affect our business, financial condition and operating results. Clarus eProcurement relies on encryption technology to provide the security and authentication necessary to protect the exchange of valuable and confidential information. Advances in computer capabilities, discoveries in the field of cryptography or other events or developments may result in a compromise of the encryption methods we employ in Clarus eProcurement to protect transaction data.

                         Risks Related to Our Industry

Our success depends upon market acceptance of e-commerce as a reliable method for corporate procurement and other commercial transactions.

     Market acceptance of e-commerce generally, and the Internet specifically, as a forum for corporate procurement is uncertain and subject to a number of risks. The success of our Clarus Commerce suite of business-to-business e-commerce applications, including Clarus eProcurement, depends upon the development and expansion of the market for Internet-based software applications, in particular e-commerce applications. This market is new and rapidly evolving. Many significant issues relating to commercial use of the Internet, including security, reliability, cost, ease of use, quality of service and government regulation, remain unresolved and could delay or prevent Internet growth. If widespread use of the Internet for commercial transactions does not develop or if the Internet otherwise does not develop as an effective forum for corporate procurement, the demand for our Clarus Commerce suite of products and our overall business, operating results and financial condition will be materially and adversely affected.

     If the market for Internet-based procurement applications fails to develop or develops more slowly than we anticipate or if our Internet-based products or new Internet-based products we may develop do not achieve market acceptance, our business, operating results and financial condition could be materially and adversely affected. The adoption of the Internet for corporate procurement and other commercial transactions requires accepting new ways of transacting business. In particular, enterprises with established patterns of purchasing goods and services that have already invested substantial resources in other means of conducting business and exchanging information may be particularly reluctant to adopt a new strategy that may make some of their existing personnel and infrastructure obsolete. Also, the security and privacy concerns of existing and potential users of Internet-based products and services may impede the growth of online business generally and the market's acceptance of our products and services in particular. A functioning market for these products may not emerge or be sustained.

The market for business-to-business e-commerce solutions is characterized by rapid technological change, and our failure to introduce enhancements to our products in a timely manner could render our products obsolete and unmarketable.

     The market for e-commerce applications is characterized by rapid technological change, frequent introductions of new and enhanced products and changes in customer demands. In attempting to satisfy this market's demands, we may incur substantial costs that may not result in increased revenues due to the short life cycles for business-to-business e-commerce solutions. Because of the potentially rapid changes in the e-commerce applications market, the life cycle of our products is difficult to estimate. Products, capabilities or technologies others develop may render our products or technologies obsolete or noncompetitive and shorten the life cycles of our products. Satisfying the increasingly sophisticated needs of our customers requires developing and introducing enhancements to our products and technologies in a timely manner that keeps pace with technological developments, emerging industry standards and customer requirements while keeping our products priced competitively. Our failure to develop and introduce new or enhanced e-commerce products that compete with other available products could materially and adversely affect our business, results of operations and financial condition.

Failure to expand Internet infrastructure could limit our growth.

     Our ability to increase the speed and scope of our services to customers is limited by and depends on the speed and reliability of both the Internet and our customers' internal networks. As a result, the emergence and growth of the market for our services depends on improvements being made to the entire Internet infrastructure as well as to our individual customers' networking infrastructures. The recent growth in Internet traffic has caused frequent periods of decreased performance. If the Internet's infrastructure is unable to support the rapid growth of Internet usage, its performance and reliability may decline, and overall Internet usage could grow more slowly or decline. If Internet reliability and performance declines, or if necessary improvements do not increase the Internet's capacity for increased traffic, our customers will be hindered in their use of our solution, and our business, operating results and financial condition could suffer.

Future governmental regulations could materially and adversely affect our business and e-commerce generally.

     We are not subject to direct regulation by any government agency, other than under regulations applicable to businesses generally, and few laws or regulations specifically address commerce on the Internet. In view of the increasing use and growth of the Internet, however, the federal government or state governments may adopt laws and regulations covering issues such as user privacy, property ownership, libel, pricing and characteristics and quality of products and services. We could incur substantial costs in complying with these laws and regulations, and the potential exposure to statutory liability for information carried on or disseminated through our application systems could force us to discontinue some or all of our services. These eventualities could adversely affect our business operating results and financial condition. The adoption of any laws or regulations covering these issues also could slow the growth of e-commerce generally, which would also adversely affect our business, operating results or financial condition. Additionally, one or more states may impose sales tax collection obligations on out-of-state companies that engage in or facilitate e-commerce. The collection of sales tax in connection with e-commerce could impact the growth of e-commerce and could adversely affect sales of our e-commerce products.

Legislation limiting further levels of encryption technology may adversely affect our sales.

     As a result of customer demand, it is possible that Clarus eProcurement will be required to incorporate additional encryption technology. The United States government regulates the exportation of this technology. Export regulations, either in their current form or as they may be subsequently enacted, may further limit the levels of encryption or authentication technology that we are able to use in our software and our ability to distribute our products outside the United States. Any revocation or modification of our export authority, unlawful exportation or use of our software or adoption of new legislation or regulations relating to exportation or use of software and encryption technology could materially and adversely affect our sales prospects and, potentially, our business, financial condition and operating results as a whole.

                        Risks Related to This Offering

The market price of our common stock is highly volatile and several factors that are beyond our control could adversely affect the market price of our common stock.

     The market price of our common stock has been highly volatile. The stock market in general, and the market for Internet-related technology companies in particular, has been highly volatile. You may not be able to resell your shares of our common stock at the same levels as other Internet stocks, and Internet stocks in general may not sustain their current market prices.

     Factors that could cause our common stock price to be volatile may include:

     .  actual or anticipated variations in quarterly operating results;

     . announcements of financial results concerning our business-to-business e-commerce products;

     .  introduction and performance of new products or services;

     .  changes in financial estimates by securities analysts;

     .  changes in conditions or trends in e-commerce;

     .  changes in the market valuations of Internet companies;

     .  changes in the market's perception of us and the nature of our business;

     .  announcements of strategic partnerships or joint ventures;

     .  additions or departures of key personnel; and

     .  sales of our common stock.

     Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

Purchasers in this offering will incur immediate, substantial dilution.

     The pro forma, as adjusted net tangible book value of our common stock as of March 31, 2000 was $267.9 million, or approximately $19.03 per share. Pro forma, as adjusted net tangible book value per share represents the amount of our stockholders' equity, less intangible assets, divided by 14,080,282 shares outstanding on March 31, 2000, but does not include shares of common stock issuable upon the exercise of stock options and warrants. To the extent outstanding options or warrants are exercised, there will be further dilution to new investors.

Our issuance of a large number of additional shares of our common stock upon the exercise of outstanding stock options or warrants could decrease the market price of our common stock.

     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. We have filed a Registration Statement on Form S-8 that has made eligible for sale approximately 3.1 million additional shares issuable upon the exercise of stock options. If we issue our common stock to option holders, it will dilute your ownership interest in us. In addition, if a large number of option holders or warrant holders sell their shares of our common stock, it could create a negative public perception of the value of our stock.

Our Certificate of Incorporation, our Bylaws and Delaware corporate law contain provisions that may discourage a takeover of our company.

     Provisions of our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our Certificate of Incorporation permits us to issue up to 5.0 million shares of preferred stock and permits our Board of Directors to fix the rights, preferences, privileges and restrictions of these shares without any further vote or action by our stockholders. Although we have no current plans to issue new shares of preferred stock, the potential issuance of preferred stock may delay, defer or prevent a change in our control. The potential issuance may also discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. Our Board of Directors is divided into three classes, each of which serves for a staggered three-year term. This structure may make it more difficult for a third party to gain control of our Board of Directors.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of our common stock being offered by the selling stockholders in this prospectus.

                                DIVIDEND POLICY

     We anticipate that we will retain all future earnings for use in our business and do not anticipate that we will pay any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our results of operations, capital requirements, general business conditions, contractual restrictions on payment of dividends, if any, legal and regulatory restrictions on the payment of dividends and other factors our Board of Directors deems relevant. In addition, our line of credit prohibits the payment of dividends without prior lender approval.

                             SELLING STOCKHOLDERS

     The following table provides information concerning beneficial ownership of our common stock by each selling stockholder.

     The following table lists the applicable percentage of beneficial ownership based on 14,149,460 shares of common stock outstanding as of May 23, 2000. Except where noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                   Beneficial Ownership                           Beneficial Ownership
                                                   Before the Offering                             After the Offering
                                          ------------------------------------------------   ----------------------------------
                                                                              Shares to be
                                                                                  Sold
                                           Number of Shares   Percentage of      In the       Number of Shares    Percentage of
Name                                       of Common Stock    Common Stock      Offering      of Common Stock     Common Stock
----                                      -----------------   -------------   ------------   ----------------    --------------
Silicon Valley Bank....................         21,653              *              8,571           13,082        *

TBCC Funding Trust II..................         12,857              *             12,857

Sand Hill Capital II, L.P..............          8,571              *              8,571

______________
* Less than one percent.


                             PLAN OF DISTRIBUTION

     Our common stock may be sold by the selling stockholders, from time to time while the Registration Statement to which this prospectus relates is effective, on the Nasdaq National Market or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. The selling stockholders may choose to sell all or a portion of such shares from time to time in any manner described in this prospectus. The methods by which the selling stockholders may sell their shares of our common stock include, without limitation:

          . ordinary brokerage transactions, which may include long or short sales;

          . transactions involving crosses or block trades or any other transactions permitted by the Nasdaq National Market;

          . purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

          . "at the market" to or through market makers or into an existing market for the common stock;

          . other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

          . through transactions in options, swaps or other derivatives, whether exchange-listed or otherwise; or

          .  any combination of any such methods or sale.

     In effecting sales, brokers and dealers that the selling stockholders engage may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the selling stockholders, may purchase as principal any unsold shares at the price required to fulfill such broker or dealer commitment to the selling stockholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions, which may involve crosses and block transactions, and which may involve sales through other brokers or dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices and in connection with the methods as described above. The selling stockholders may sell their shares of our common stock direct or by pledgees, donees, transferees or other successors in interest.

     We will maintain the effectiveness of the registration of our common stock offered by this prospectus until the earlier of: (a) September 2, 2000, 180 days from the effective date of our recently completed secondary offering; or
(b) until such time as the selling stockholders have completed the distribution of their shares of our common stock. Any shares which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that Rule rather than pursuant to this prospectus. The selling stockholders may not sell any or all of the shares offered hereby.

     We are bearing all the costs relating to registering the shares of our common stock offered by this prospectus, including attorneys' fees. Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares of our common stock will be borne by the selling stockholders.

     We have agreed to indemnify the selling stockholders and any person who controls the selling stockholders, against certain liabilities and expenses arising out of, or based upon, the information set forth in this prospectus, and the Registration Statement of which this prospectus is a part, including liabilities under the Securities Act of 1933, and if a court holds such indemnification to be unavailable, to contribute to the amount of such liabilities and expenses.

     The selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     Because the selling stockholders may be deemed to be underwriters, they may be subject to prospectus delivery requirements under the Securities Act of 1933. Furthermore, in the event the selling stockholders are deemed to be underwriters and a sale of shares is deemed to be a "distribution" or part of a distribution of the shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M prohibits, with certain exceptions, any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

                                    EXPERTS

     The consolidated financial statements and schedule as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

     Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, will pass on the validity of the issuance of the shares of our common stock offered by this prospectus for us. Members of Womble Carlyle Sandridge & Rice, PLLC own an aggregate of 3,000 shares of our common stock.

                                INDEMNIFICATION

     Our Restated Bylaws and our Restated Certificate of Incorporation provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons in accordance with our Restated bylaws, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. We have obtained insurance which insures our directors and officers against certain losses and which insures us against certain of our obligations to indemnify our officers and directors. In addition, our Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their actions as directors. Such limitations of personal liability under the Delaware General Corporation Law do not apply to liabilities arising out of certain violations of the federal securities laws.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                                 29,999 Shares

                               CLARUS CORPORATION



                                  Common Stock



                             ______________________

                               RESALE PROSPECTUS
                             ______________________







                                 June ___, 2000

     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offer offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

                                    PART II

Item 14.  Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee................................    $    42,723
National Association of Securities Dealers, Inc. fee...............................    $    16,684
Nasdaq National Market additional listing fee......................................    $    17,500
Accountants' fees and expenses.....................................................    $    55,000
Underwriting Fees and Commissions..................................................    $ 7,018,523
Legal fees and expenses............................................................    $   150,000
Transfer Agent's fees and expenses.................................................    $    10,000
Printing and engraving expenses....................................................    $   250,000
Miscellaneous......................................................................    $    47,448
                                                                                       -----------
  Total Expenses...................................................................    $ 7,607,878

  All fees are estimated and have been paid.

Item 15.  Indemnification of Directors and Officers


  Our Restated Bylaws and our Restated Certificate of Incorporation provide that we will indemnify our directors and officers to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to the Restated Bylaws, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We have obtained insurance which insures our directors and officers against certain losses and which insures us against specific obligations to indemnify our directors and officers. In addition, our Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. These types of limitations of personal liability under the Delaware Business Corporation Law do not apply to liabilities arising out of certain violations of the federal securities laws.

  There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

Item 16.  Exhibits and Financial Statement Schedules

          (a) Exhibits. The following is a list of exhibits filed as part of the Registration Statement.

          Exhibit No.                                Description
          -----------                                -----------
              2.1        Warrant to Purchase Stock issued by the Registrant to TBCC Funding Trust II
                         (includes Registration Rights Agreement)(Incorporated by Reference from Exhibit
                         99.5 of the Registrant's Form 8-K filed on January 6, 2000).

              2.2        Warrant to Purchase Stock issued by the Registrant to Silicon Valley Bank
                         (includes Registration Rights Agreement) (Incorporated by Reference from
                         Exhibit 99.6 of the Registrant's Form 8-K filed on January 6, 2000).

              2.3        Warrant to Purchase Stock issued by the Registrant to Sand Hill Capital II,
                         L.P. (includes Registration Rights Agreement) (Incorporated by Reference from
                         Exhibit 99.7 of the Registrant's Form 8-K filed on January 6, 2000).

              3.1        Amended and Restated Certificate of Incorporation of the Registrant
                         (Incorporated by Reference from Exhibit 3.1 of the Registrant's Form S-1
                         Registration Statement File No. 33-46685).

              3.2        Amended and Restated Bylaws of the Registrant (Incorporated by Reference from
                         Exhibit 3.2 of the Registrant's Form S-1 Registration Statement File No.
                         33-46685).

              4.1        See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant defining rights of the holders of Common Stock of the Registrant.

              4.2        Specimen Stock Certificate. (Incorporated by Reference from Exhibit 4.1 of the
                         Registrant's Form S-4 Registration Statement (File No. 333-63535).

              5.1*       Opinion of Womble Carlyle Sandridge & Rice, PLLC, as to the legality of the shares being registered.

              23.1*      Consent of Arthur Andersen LLP.

              23.2*      Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5.1).

              24.1**     Power of Attorney.

    ___________
    *    Filed herewith.
    **   Previously filed.

Item 17. Undertakings

           (a)  The Registrant hereby undertakes:

                (i) That for purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (ii) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (iv) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia on the 24th day of May, 2000.


                              Clarus Corporation

                              By: /s/ Stephen P. Jeffery
                                  ----------------------
                              Stephen P. Jeffery,
                              Chairman, Chief Executive Officer and President

  Pursuant to the requirements of the Securities and Exchange Commission, this Post-Effective Amendment No.1 to Form S-3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                         TITLE                                        DATE
-------------------------------  --------------------------------------------------------------  -----------------------
/s/ Stephen P. Jeffery           Chairman, Chief Executive Officer (Principal Executive               May 24, 2000
-------------------------------  Officer) and President
Stephen P. Jeffery

/s/ Mark D. Gagne                Chief Operating Officer and Chief Financial Officer                  May 24, 2000
-------------------------------  (Principal Financial and Accounting Officer)
Mark D. Gagne

/s/ Norman N. Behar*             Director                                                             May 24, 2000
-------------------------------
Norman N. Behar

/s/ Tench Coxe*                  Director                                                             May 24, 2000
-------------------------------
Tench Coxe

/s/ Donald L. House*             Director                                                             May 24, 2000
-------------------------------
Donald L. House

/s/ Mark A. Johnson*             Director                                                             May 24, 2000
-------------------------------
Mark A. Johnson

/s/ William S. Kaiser*           Director                                                             May 24, 2000
-------------------------------
William S. Kaiser

/s/ Said Mohammadioun*           Director                                                             May 24, 2000
-------------------------------
Said Mohammadioun

*By:  /s/ Stephen P. Jeffery
      ------------------------------------
      Stephen P. Jeffery, attorney-in-fact